Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2011 SECOND QUARTER

AND FIRST HALF RESULTS

• Second Quarter Results are Best Quarterly Results in Company History

• Highest Ever First Half Consolidated Sales1 of $3.4 billion

• Record First Half Revenues of $489.4 million

• Highest Ever Quarterly Net Income of $127.2 million in the Second Quarter

August 3, 2011, New York — Sotheby’s (NYSE: BID) today announced results for the second quarter and first half ended June 30, 2011.

For the three and six months ended June 30, 2011, Sotheby’s net income increased by 48% and 54% to $127.2 million and $129.7 million, respectively, when compared to the prior year. This improvement is principally due to significantly higher auction and private sale commission revenues, partially offset by a decline in auction commission margin2 to 16.4% in both periods, from 18.7% in the second quarter of 2010 and 18.3% in the first half of 2010. Competitive pressures to win high value consignments resulted in lower commission margins, as Sotheby’s consolidated sales reached a record $3.4 billion in the first half of 2011.

The net income improvement versus 2010 is also partially offset by a $39.4 million, or 28%, increase in operating expenses in the second quarter and a $54.1 million, or 23%, increase in the first half. This is largely due to higher salaries and related costs – a $22.2 million, or 30%, increase in the second quarter and a $27.5 million, or 23%, increase in the first half – primarily stemming from higher incentive compensation costs, attributable to the improvement in Sotheby’s financial performance, and to higher full-time salaries, due to strategic headcount and salary increases. Also, general and administrative expenses increased $7.9 million, or 24%, in the second quarter and $9.8 million, or 15%, in the first half, largely due to increased consulting fees to develop Sotheby’s strategic initiatives and unfavorable movements in foreign currency exchange rates.

“This is the best quarter in Sotheby’s history,” said Bill Ruprecht, President and Chief Executive Officer. “Great works of art are enormously desirable to collectors from every corner of the world right now. Our operating metrics, in terms of earnings and EBITDA margins3, are at historic levels, and we continue to enjoy great opportunity in both traditional as well as newer market environments.

Mr. Ruprecht continued: “Record first half consolidated sales (up by 44%) reflected the surge of activity from buyers and sellers across China as well as significant increases in auction sales in each of our four principal selling centers. Private sales, up 114% in the half, were another important contributor to these outstanding results. As I look back on these extraordinary six months for our business, the global appeal of art was one of the few constants in a period of continued economic uncertainty.

“An exciting fall season is already taking shape and our clients around the world can expect a number of wonderful sales and objects at Sotheby’s this autumn,” concluded Mr. Ruprecht.

Second and Third Quarter Sales

Sotheby’s London sales included some tremendous successes. Exceptional sales of Contemporary Art surpassed the high estimate and brought $174 million and $206 million for the evening and series, respectively, with the superb Duerckheim Collection contributing almost $100 million to that result. The Impressionist and Modern Art sales series achieved a combined $181 million, comfortably within the presale estimate and included the highest price of the London Impressionist week when Egon Schiele’s 1914 Cityscape Hauser mit bunter Waesche (Vorstadt II)/ Houses with Laundry (Suburb II) sold for $40 million, almost double the previous record for the artist at auction.

Our Old Master and British Paintings Evening Sale in July achieved $76.5 million and included the second highest price for any work of art sold at auction thus far this year. Achieving that distinction was Guardi’s Venice, a View of the Rialto Bridge, Looking North, from the Fondamenta del Carbon, which sold for $42.9 million, becoming the second highest price ever achieved for an Old Master Painting at auction.

Also in London, the Evill/Frost sale, which brought $69.4 million and was a record for a sale of 20th Century British Art, and the Hascoe sale, which set a record for Czech Modern Art when it brought $18 million, were among the wonderful accomplishments in our London season.

Upcoming Sales

The Chinese Works of Art auction in New York on September 14th will be led by A Rare and Impressive Archaic Ritual Bronze Food Vessel (Hu) Late Shang / Early Western Zhou Dynasty 11th/10th Century BC and is estimated to bring $2.5/3 million. The piece is notable both for its highly sophisticated casting and distinguished provenance. The total sale has a pre-sale estimate of $20/28 million.

On September 15th, the South Asian Art sales, including the Indian Miniature Paintings sale has an overall pre-sale estimate of $2.5/3.6 million and will feature significant paintings from the 1960s and 1970s by leading modern artists.

Sotheby’s Hong Kong will be holding its autumn sales series from October 1st to 6th. Highlighting the Magnificent Jewels and Jadeite sale is an Important and Impressive 9.27-Carat Fancy Vivid “Golconda” Pink Diamond and Diamond Ring (pre-sale estimate of $13/19 million). Also, the second part of the Meiyintang Collection, the monumental Chinese art collection from Europe will be offered this season – The Meiyintang Collection, Part II – An Important Selection of Imperial Chinese Porcelains. The sale will present iconic pieces of Imperial Chinese porcelain from the early 15th to the 18th centuries, including An Extremely Rare Blue and White Vase with Fruit Sprays, Meiping, Ming Dynasty, Yongle Period and A Fine and Rare Famille-Rose “Peach” Vase, Tianqiuping, Seal Mark and Period of Qianlong (each with a pre-sale estimate of $10/13 million).

From October 18th to 21st in New York, Sotheby’s will offer a second sale of property from the Collections of Lily and Edmond J. Safra. From magnificent European furniture and works of art, to Russian works of art, silver, bookbindings and 19th century interior paintings, this sale is estimated to achieve in excess of $40 million.

Highlighting our November 2nd Evening sale of Impressionist and Modern Art in New York is one of the most accomplished and celebrated landscapes created by Gustav Klimt, Litzlberg am Attersee. The painting, which is estimated in excess of $25 million, follows the sale of Kirche in Cassone which set an auction record for a landscape by the artist when it achieved $43.2 million in our February 2010 London sales.

In association with the auction house PIASA, Sotheby’s will offer works from the Fabius Frères Gallery collection on the 26th and 27th of October in Paris. The 400 sculptures, pieces of furniture, works of art, drawings and 19th century paintings, estimated to sell in the region of $14.5 million, will be on view at the Galerie Charpentier for five days prior to the sale.

Beyond Limits, the company’s annual selling exhibition of monumental sculpture, to be staged within the historic grounds of the ancestral home of the Duke and Duchess of Devonshire at Chatsworth will be open to the public from September 16th to October 30th. Now in its sixth year, Beyond Limits will showcase installations by artists such as Fernand Léger, René Magritte, Nadim Karam, Takashi Murakami and William Turnbull.

[1]

Defined as the sum of Aggregate Auction Sales, Private Sales and Dealer revenues. Aggregate Auction Sales represent the hammer (sale) price of property sold at auction plus buyer’s premium and Private Sales represent the total purchase price of property sold in private sales brokered by Sotheby’s.

[2]	Defined as total auction commission revenues as a percent of Net Auction Sales. Net Auction Sales represent the hammer (sale) price of property sold at auction.
[3]	Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.

Note: Estimates do not include buyer’s premium.

Contacts:

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com

Press Department | +44 (0)20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com

Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Wednesday, August 3, 2011, at 4:45 PM EDT. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 85136109.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm

You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues:
Auction and related revenues	$353,564	$269,801	$463,925	$365,428
Finance revenues	3,184	2,023	6,099	4,636
Dealer revenues	11,642	8,337	16,257	10,857
License fee revenues	1,270	1,129	2,711	1,834
Other revenues	135	120	385	534

Total revenues	369,795	281,410	489,377	383,289

Expenses:
Direct costs of services	26,293	21,159	35,212	28,030
Dealer cost of sales	8,312	6,527	14,255	8,315
Marketing expenses	3,296	3,251	7,836	6,216
Salaries and related costs	96,504	74,321	148,462	120,939
General and administrative expenses	40,258	32,376	73,384	63,619
Depreciation and amortization expense	4,241	4,081	8,342	8,452
Restructuring charges, net	2,226	(21)	2,268	98

Total expenses	181,130	141,694	289,759	235,669

Operating income	188,665	139,716	199,618	147,620

Interest income	547	385	3,137	738
Interest expense	(10,559)	(11,717)	(20,947)	(23,336)
Other expense	(765)	(933)	(369)	(872)

Income before taxes	177,888	127,451	181,439	124,150
Equity in earnings of investees, net of taxes	152	36	53	244
Income tax expense	50,806	41,248	51,837	40,332

Net income	$127,234	$86,239	$129,655	$84,062

Basic earnings per share - Sotheby’s common shareholders	$1.87	$1.27	$1.91	$1.24

Diluted earnings per share - Sotheby’s common shareholders	$1.81	$1.26	$1.85	$1.22

Weighted average basic shares outstanding	67,405	66,337	67,188	66,167
Weighted average diluted shares outstanding	69,491	67,041	69,252	66,972
Cash dividends paid per common share	$0.05	$0.05	$0.10	$0.10

APPENDIX B

SOTHEBY’S

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this earnings call, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. EBITDA and EBITDA Margin are not GAAP financial measures and should not be considered as an alternative to Net Income or any other performance measures derived in accordance to GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity. Management believes that the use of the non-GAAP financial measures presented in this earnings call enables management and investors to evaluate the Company’s results from operations in a more meaningful way. Management also utilizes the non-GAAP financial measures presented in this earnings call in analyzing the Company’s performance. A reconciliation of the non-GAAP financial measures used in this earnings call to the comparable GAAP amount is included below (in thousands of dollars).

Six Months Ended June 30,	2011	2010
Net income	$129,655	$84,062
Income tax expense	51,837	40,332
Income tax expense related to earnings from equity investees	43	132
Net interest expense	17,810	22,598
Depreciation and amortization expense	8,342	8,452

EBITDA	$207,687	$155,576

Total revenues	$489,377	$383,289

EBITDA Margin	42.4%	40.6%